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EXHIBIT 99


Exhibit 99-Press Release of Amistar Corporation dated May 5, 2005, reporting Amistar's financial results for the first quarter 2005.

AMISTAR REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, May 5, 2005 /PR Newswire-First Call/ -- Amistar Corporation (Nasdaq:-AMTA) today reported sales and results for the three months ended March 31, 2005.

Net sales for the three months ended March 31, 2005 increased $1,494,000 or 49% to $4,550,000, compared to $3,056,000 for the same quarter in 2004.

There was a net loss for the three months ended March 31, 2005 of $654,000 or $0.21 per share compared to a net loss of $351,000 or $0.11 per share for the same quarter in 2004.

The operating loss for the first three months of 2005 and 2004, respectively, includes:

o $248,000 and $210,000, for start-up and machine development costs related to the new ddn venture to provide automated equipment and systems to the retail pharmacy market.
o $296,000 and $0, related to litigation defense costs for the lawsuit with Asteres, Inc.

The litigation with Asteres is currently in the discovery phase with a trial date scheduled for September 2005. The Company believes it has strong defenses and will continue to defend itself vigorously, including seeking dismissal in a summary judgment hearing scheduled for July 2005.

"The AIA machine division sold nine machines during the current quarter and as in the first quarter of 2004, started the year with a solid result. Although the AMS division sales grew 85% with the addition of some new contracts, the margins were affected adversely by inefficiencies related to early production of new customer products. On the other hand, the Company, working jointly with our majority-owned subsidiary ddn, has reached further milestones in our effort to enter the emerging market for retail automation. During the current quarter, ddn installed and tested an APM(TM) evaluation machine in a high- volume community pharmacy. ddn plans to move to the next phase of market entry by installing an evaluation unit in a mass merchant retail pharmacy site in the second quarter of 2005" stated Stuart Baker, Amistar's President.

                 Condensed Consolidated Statements of Operations

                                                      Three Months Ended
                                                            March 31,
                                                     2005              2004
                                                  -----------       -----------
Net Sales                                         $ 4,550,000       $ 3,056,000
Cost of Sales                                       4,047,000         2,527,000
                                                  -----------       -----------
Gross Profit                                          503,000           529,000
Operating Expenses                                  1,273,000           879,000
                                                  -----------       -----------
Operating Loss                                       (770,000)         (350,000)
Other Income                                          117,000                --
                                                  -----------       -----------
Loss Before Income Taxes                             (653,000)         (350,000)
Income Taxes                                            1,000             1,000
                                                  -----------       -----------
Net Loss                                          $  (654,000)      $  (351,000)
                                                  ===========       ===========

Loss Per Common Share-
   Basic and Diluted                              $     (0.21)      $     (0.11)
                                                  ===========       ===========

Shares Used In Per Share Calculation-
   Basic and Diluted                                3,142,732         3,080,607
                                                  ===========       ===========

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Section 6 of the Company's Annual Report on Form 10-KSB. Actual results may differ materially from anticipated results.

Amistar Corporation provides automation solutions primarily for the industrial and retail markets and provides contract-manufacturing services. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. The Company also provides contract-manufacturing services to companies who outsource the manufacturing of their electronic products. Through its subsidiary, ddn Corporation, the Company provides automated point-of-sale machines that control the dispensing of securely stored items such as consumer products and prescriptions to retail customers.

Additional information about Amistar is available at www.amistar.com and ddn Corporation at www.ddncorp.com


Contact:

Gregory Leiser
Vice-President Finance and CFO
760-471-1700
gregL@amistar.com